Exhibit 12.01

John E. Lux, Esq.
Attorney at Law
1629 K Street, Suite 300
Washington, DC 20006
(202) 780-1000
Admitted in Maryland and the District of Columbia

January 17, 2018

Board of Directors

KYN Capital Group, Inc.

535 Fifth Ave, 4th Floor

New York, NY 10017

Gentlemen:

I have acted, at your request, as special counsel to KYN Capital Group, Inc., a Nevada corporation, (“KYN Capital Group, Inc.”) for the purpose of rendering an opinion as to the legality of (1) 3,000,000,000 shares of KYN Capital Group, Inc.'s common stock, par value $0.001 per share, (“Shares”) to be offered and distributed by KYN Capital Group, Inc. pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by KYN Capital Group, Inc. with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of KYN Capital Group, Inc. and all amendments thereto, the By-Laws of KYN Capital Group, Inc., selected proceedings of the board of directors of KYN Capital Group, Inc. authorizing the issuance of the Shares, certificates of officers of KYN Capital Group, Inc. and of public officials, and such other documents of KYN Capital Group, Inc. and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of KYN Capital Group, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by KYN Capital Group, Inc. against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ John E. Lux

John E. Lux